UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

OF 1934

Date of Report (Date of earliest event reported): April 18, 2017

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

251 E. Front St., Suite 400 Boise, Idaho (Address of principal executive offices)		83702 (Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K (this “Current Report”) relating to the New Credit Agreement (as defined below) entered into by US Ecology, Inc. (the “Company”) is incorporated by reference into this Item 1.01. Capitalized terms used and not otherwise defined in this Current Report have the meanings ascribed to them in the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 1.02. Termination of a Material Definitive Agreement.

On April 18, 2017, in connection with the Company’s entry into the New Credit Agreement described in Items 1.01 and 2.03 of this Current Report, the Company terminated its existing credit agreement, dated as of June 14, 2014 (the “Former Credit Agreement”), by and between the Company, as borrower, and Wells Fargo Bank, National Association. Immediately prior to the termination of the Former Credit Agreement, there were approximately $278.3 million of term loans and no revolving loans outstanding under the Former Credit Agreement. No early termination penalties were incurred as a result of the termination of the Former Credit Agreement. However, in connection with the termination of the Former Credit Agreement, the Company expects that certain unamortized deferred financing costs and original issue discount that were to be amortized to interest expense in future periods will be eliminated from the balance sheet through a noncash charge to earnings of approximately $5.4 million in the second quarter of 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On April 18, 2017, the Company entered into a senior secured credit agreement (the “New Credit Agreement”), by and among the Company, as borrower, the lenders party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent for the lenders, swingline lender and issuing lender, and Bank of America, N.A., as an issuing lender, that provides for a $500 million, five-year revolving credit facility (the “Revolving Credit Facility”), including a $75 million sublimit for the issuance of standby letters of credit.

Proceeds from the Revolving Credit Facility are restricted for use solely for (i) the repayment of the indebtedness outstanding under the Former Credit Agreement, (ii) ongoing working capital and for other general corporate purposes (including acquisitions and capital expenditures), and (iii) to pay costs, fees, commissions and expenses in connection with the transactions contemplated by the New Credit Agreement. The Company is required to pay a commitment fee at a rate per annum ranging from 0.175% to 0.35% on the average daily unused portion of the Revolving Credit Facility based on the Company’s Total Net Leverage Ratio.

The Company may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, subject to the obligation to indemnify each of the lenders against any actual loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) with respect to the early termination of any LIBOR Rate Loan. The New Credit Agreement provides for mandatory prepayment at any time if the Revolving Credit Outstandings exceed the Revolving Credit Commitment, in an amount equal to such excess. Subject to certain exceptions, the New Credit Agreement also provides for mandatory prepayment upon certain asset dispositions, casualty events and issuances of indebtedness, the proceeds of which will be applied to borrowings under the Revolving Credit Facility without requiring the permanent reduction thereof.

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Interest under the Revolving Credit Facility for Revolving Credit Loans will be determined based on alternative rates that we may choose in accordance with the New Credit Agreement, including a Base Rate plus an applicable margin, and LIBOR Rate plus an applicable margin, depending on our Total Net Leverage Ratio as set forth in the table below (initially set at LIBOR Rate plus 1.50% or Base Rate plus 0.50%):

Total Net Leverage Ratio	LIBOR Rate Loans Interest Margin	Base Rate Loans Interest Margin
Equal to or greater than 3.25 to 1.00	2.00%	1.00%
Equal to or greater than 2.50 to 1.00, but less than 3.25 to 1.00	1.75%	0.75%
Equal to or greater than 1.75 to 1.00, but less than 2.50 to 1.00	1.50%	0.50%
Equal to or greater than 1.00 to 1.00, but less than 1.75 to 1.00	1.25%	0.25%
Less than 1.00 to 1.00	1.00%	0.00%

“Base Rate” is defined as the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1% and is subject to a floor of 1.75% until the Company’s swap contract is terminated at which time the floor will be reduced to 1.00%.

“LIBOR Rate” is defined as (a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”) for deposits in Dollars for a period equal to the applicable interest period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable interest period and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate as set by ICE for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. LIBOR Rate Loans are subject to a floor of 0.75% until the Company’s swap contract is terminated at which time the floor will be reduced to 0.00%.

Pursuant to (i) an unconditional guarantee agreement and (ii) a collateral agreement, each entered into by the Company and the Company’s existing domestic subsidiaries on April 18, 2017, the Company’s obligations under the New Credit Agreement are (or will be) jointly and severally and fully and unconditionally guaranteed on a senior basis by all of the Company’s existing and certain future domestic subsidiaries and are secured by substantially all of the assets of the Company and the Company’s existing and certain future domestic subsidiaries (subject to certain exclusions), including 100% of the equity interests of the Company’s domestic subsidiaries and 65% of the voting equity interests of the Company’s directly owned foreign subsidiaries (and 100% of the non-voting equity interests of the Company’s directly owned foreign subsidiaries).

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The New Credit Agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting the ability of the Company to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The New Credit Agreement contains financial maintenance covenants, a maximum Consolidated Total Net Leverage Ratio and a Consolidated Interest Coverage Ratio. Our Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2017, may not exceed 3.50 to 1.00, subject to certain exceptions. Our Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2017, may not be less than 3.00 to 1.00. Upon the occurrence of an Event of Default, among other things, amounts outstanding under the New Credit Agreement may be accelerated and the commitments may be terminated.

The New Credit Agreement also provides for an incremental term loan and revolving loan facility, pursuant to which we may request that the lenders under the New Credit Agreement, and potentially other lenders, provide up to $200 million of either term loans on terms determined pursuant to the relevant Lender Joinder Agreement or revolving loans on terms substantially consistent with those provided under the New Credit Agreement. Among other things, the utilization of the incremental facility is conditioned on no Event of Default existing, except such condition may be limited to payment and bankruptcy Events of Default under certain circumstances in connection with a permitted acquisition.

In the ordinary course of business, certain of the lenders under the New Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 18, 2017, by and among US Ecology, Inc., as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, as Swingline Lender and as an Issuing Lender, and Bank of America, N.A., as an Issuing Lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US ECOLOGY, INC.

Date: April 20, 2017	By: /s/ Eric L. Gerratt
Eric L. Gerratt
Executive Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of April 18, 2017, by and among US Ecology, Inc., as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, as Swingline Lender and as an Issuing Lender, and Bank of America, N.A., as an Issuing Lender.

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